Exhibit 99.1

Kona Grill Appoints Michael A. Nahkunst as Permanent President and CEO

Marcus E. Jundt Appointed to Board of Directors, Succeeding Douglas Hipskind

SCOTTSDALE, Ariz., October 25, 2011 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, has appointed Michael A. Nahkunst as permanent president and CEO of Kona Grill, after serving in the interim position since June of 2011.

Nahkunst has more than 35 years of restaurant experience, including serving as the chief operating officer of both The Cheesecake Factory and BJ's Restaurants. Previously, Nahkunst held various senior level positions with Brinker International, the parent of Chili's restaurant group, where he spent 17 years growing the concept from its early inception. Nahkunst also served as principal of Bailiwick Capital Partners, a strategic corporate development and financial advisory firm specializing in the restaurant industry.

"Kona Grill made an excellent choice last year when it asked Michael to serve on our board of directors,” said James R. Jundt, chairman of the board of directors. "He's an extremely competent, experienced and dynamic executive with tremendous integrity and a lucid vision for the company and its opportunity in the marketplace. Given Michael's executive experience in managing highly successful restaurant operations, particularly emerging, high-growth concepts, he is the ideal candidate to take on this position. Since Michael assumed the position as president and CEO on an interim basis, his energy and dedication to the company's mission, combined with the performance of Kona Grill, made it increasingly clear that the company would be best served by making his position permanent."

The company has also appointed Marcus Jundt to the board of directors, succeeding Douglas Hipskind, who has left to pursue other interests.

Marcus E. Jundt served as Kona Grill’s president and CEO from July 2006 to May 2009, as chairman of the board from March 2004 to May 2009, and as a director from September 2000 to May 2009. Prior to joining Kona Grill, Mr. Jundt served as vice chairman and president of the investment advisory firm Jundt Associates, Inc. From November 1988 to March 1992, Mr. Jundt served as a research analyst for Victoria Investors, covering the technology, health care, financial services, and consumer industries. From July 1987 until October 1988, Mr. Jundt served in various capacities on the floor of the Chicago Mercantile Exchange with Cargill Investor Services.

“We want to thank Douglas for his many years of service on our board and wish him well in his new endeavor,” said Michael Nahkunst, president and CEO of Kona Grill. “We also want to welcome Marcus back to our board of directors, and believe his prior experience serving in various leadership positions with Kona Grill will prove invaluable as we take this concept to the next level.”

About Kona Grill
Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); Nevada (Las Vegas); New Jersey (Woodbridge); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel (949) 574-3860
KONA@liolios.com